EXHIBIT 23.1

Messineo & Co., CPAs LLC 2471 N McMullen Booth Road, Suite 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 29, 2013, relating to the consolidated financial statements of American Commerce Solutions, Inc. and Subsidiaries for the years ended February 28, 2013 and 2012, which appears in American Commerce Solutions, Inc. and Subsidiaries Annual Report on Form 10-K for the year ended February 28, 2013 and to the reference to us under the heading “Experts” in this Registration Statement.

Messineo & Co., CPAs, LLC
Clearwater, Florida
May 1, 2014